              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                     FIRM

The Board of Trustees
Oppenheimer Multi-Sector Income Trust:

We consent to the use in this Registration Statement of Oppenheimer
Multi-Sector Income Trust of our report dated December 16,2004, included in the Statement of Additional Information, which is part of such Registration
Statement.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
February 23, 2005